Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Strategic Storage Growth Trust, Inc.

Ladera Ranch, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-217716) of Strategic Storage Growth Trust, Inc. of our report dated March 21, 2018, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Costa Mesa, California

March 21, 2018